EXHIBIT 99.(a)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida


                                                 Media Contact:
                                                 Karen Raihill -- (813) 866-5023


Florida Progress Approves Spin-off of
Echelon International to Shareholders

ST. PETERSBURG, Fla. (November 21, 1996) -- Florida Progress Corporation (NYSE:
FPC), approved today the previously announced spin-off of Echelon International Corporation (NYSE: EIN), its lending, leasing and real estate company, to shareholders. Each Florida Progress shareholder of record as of December 5, 1996 will receive one share of Echelon International for every 15 shares of Florida Progress stock and a check for any remaining fractional share amount. Echelon International stock certificates will be mailed to shareholders on or about December 18.

In July, Florida Progress announced its decision to spin-off Echelon International to its shareholders through a tax-free stock dividend. The spin-off allows Florida Progress to focus its attention on its core utility and coal and transportation businesses while launching Echelon International as a well capitalized business with a management team dedicated to seeking growth opportunities to maximize the value of its assets for shareholders.

An Information Statement describing the spin-off and the business and financial condition of Echelon International will be mailed to all Florida Progress shareholders in the next couple of weeks.

Florida Progress is a Fortune 500 diversified utility holding company with assets of $5.6 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail service and life insurance.

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